UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 19, 2010

SL Industries, Inc.
(Exact name of registrant as specified in its charter)

New Jersey	1-4987	21-0682685
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

520 Fellowship Road, Suite A114, Mount Laurel, New Jersey		08054
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (856) 727-1500

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On November 19, 2010, SL Industries, Inc., a New Jersey corporation (the "Company") entered into a Second Amendment to Credit Agreement with Bank of America, N.A., as administrative agent and lender, and a syndicate of other lenders party thereto (the “Second Amendment”), further amending that certain Amended and Restated Revolving Credit Agreement entered into as of October 23, 2008 among the Company, subsidiaries of the Company party thereto, Bank of America, N.A., as administrative agent and lender, and a syndicate of other lenders party thereto (as amended, the “Credit Facility”).  The Credit Facility was previously amended on August 12, 2009.

The Second Amendment, among other things, (a) amends certain terms of the Credit Facility in order to permit the Company to issue one or more dividends and/or purchase its registered capital stock then issued and outstanding in an amount not in excess, in the aggregate, of Thirteen Million Dollars ($13,000,000) prior to the maturity date of the Credit Facility; (b) removes the Ten Million Dollar ($10,000,000) maximum for environmental liabilities; and (c) amends the definitions of EBIT and EBITDA to include the add-back of non-cash charges with respect to liabilities arising under Environmental Laws and to reduce EBIT and EBITDA by the amount of the related cash payments related thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SL Industries, Inc.
(Registrant)
Date: November 24, 2010

	By:	/s/ Louis Belardi
		Name:	Louis Belardi
		Title:	Chief Financial Officer